                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Registration Statement of Transcrypt International, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our reports dated February 3, 1997 on our audits of the financial statements of Transcrypt International, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and the financial statement schedule of Transcrypt International, Inc., appearing in the Prospectus which is included in the Registration Statement on Form S-1, as amended, of Transcrypt International, Inc. (File No. 333-35469) declared effective on October 14, 1997 by the Securities and Exchange Commission, and to the reference to us under the caption "Experts" in the Prospectus.


/s/ COOPERS & LYBRAND L.L.P.


Coopers & Lybrand L.L.P.
Lincoln, Nebraska
October 14, 1997